Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Reports Financial Results for Second Quarter 2010

Strong business performance drives growth in core revenues and expansion of the net interest margin; Credit losses decline and key asset quality metrics continue to improve;

Morgan Keegan records $200 million charge related to regulatory proceedings

BIRMINGHAM, Ala. – (BUSINESS WIRE) – July 27, 2010 – Regions Financial Corporation (NYSE:RF) today reported financial results for the quarter ending June 30, 2010.

Key points for the quarter included:

•	Loss of 28 cents per diluted share for the quarter ended June 30, 2010, reflecting a $200 million charge related to Morgan Keegan regulatory proceedings

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Excluding the Morgan Keegan charge, Regions’ loss was 11 cents per diluted share which compares to a loss of 21 cents in the prior quarter and reflects core revenue growth and continued improvement in key credit metrics

•	Pre-tax pre-provision net revenue, as adjusted, increased $89 million or 22% linked quarter

•	Total adjusted revenues grew 3 percent and adjusted non-interest expenses declined 4 percent versus the previous quarter

•	Loans outstanding contracted $2.2 billion or 3 percent during the quarter, reflecting challenging loan demand and the company’s efforts to reduce investor real estate lending

•	Average low-cost deposits increased for the sixth consecutive quarter, growing 4 percent linked quarter, up $10.3 billion or 17 percent compared with the prior year

•	Reduced total deposit costs by 21 basis points to 0.79 percent in the second quarter

•	Net interest margin improved ten basis points to 2.87 percent

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Non-performing assets, excluding loans held for sale, declined $297 million or 7 percent linked quarter driven by a significant drop in inflows of non-performing loans which declined for the fourth consecutive quarter

•	Net loan charge-offs declined to $651 million or an annualized 2.99 percent of average loans

•	Allowance for loan losses increased to 3.71 percent of loans; provision for loan losses of $651 million declined $119 million linked quarter

•	Solid capital with a Tier 1 Capital ratio estimated at 12.0 percent and a Tier 1 Common ratio estimated at 7.7 percent

Regions Financial Corporation Post Office Box 11007 Birmingham, Alabama 35288

Earnings Highlights

(In millions. except per share data)	Three months ended:
	June 30, 2010		March 31, 2010		June 30, 2009
	Amount	Dil. EPS	Amount	Dil. EPS	Amount	Dil. EPS
Earnings
Net interest income	$856		$831		$831
Non-interest income*	756		812		1,199
Regulatory charge	200		0		0
Non-interest expense, excluding regulatory charge	1,126		1,230		1,231
Pre-tax pre-provision net revenue	286		413		799
Provision for loan losses	651		770		912
Net income (loss)	($277)	($0.23)	($196)	($0.16)	($188)	($0.22)
Preferred dividends and accretion	58	(0.05)	59	(0.05)	56	(0.06)
Net income (loss) available to common shareholders	($335)	($0.28)	($255)	($0.21)	($244)	($0.28)
GAAP to Non-GAAP Reconciliation
Net income (loss) available to common shareholders (GAAP)	($335)	($0.28)	($255)	($0.21)	($244)	($0.28)
Regulatory charge**	200	0.17	—	—	—	—
Net income (loss) available to common shareholders, excluding regulatory charge (Non-GAAP)**	($135)	($0.11)	($255)	($0.21)	($244)	($0.28)
Key ratios
Net interest margin (FTE)	2.87%		2.77%		2.62%
Tier 1 Capital***	12.0%		11.7%		12.2%
Tier 1 Common risk-based ratio (non-GAAP)***	7.7%		7.1%		8.1%
Tangible common stockholders’ equity to tangible assets (non-GAAP)**	6.26%		6.09%		6.59%
Tangible common book value per share (non-GAAP)**	$6.45		$6.71		$7.58
Asset quality
Allowance for loan losses as % of net loans	3.71%		3.61%		2.37%
Net charge-offs as % of average net loans~	2.99%		3.16%		2.06%
Non-performing assets as % of loans and other real estate	4.94%		5.15%		3.55%
Non-performing assets as % of loans and other real estate (excluding loans held for sale)	4.65%		4.86%		3.17%
Non-performing assets (including 90+ past due) as % of loans and other real estate	5.65%		5.94%		4.18%
Non-performing assets (including 90+ past due) as % of loans and other real estate (excluding loans held for sale)	5.35%		5.65%		3.80%

*	Quarter ended March 31, 2010, reflects $19 million gain related to leveraged lease transactions, which was offset by $18 million of incremental tax expense; quarter ended June 30, 2009, reflects $189 million gain related to leveraged lease transactions, which was offset by $196 million of incremental tax expense.
**	See “Use of non-GAAP financial measures” at the end of this release
***	Current quarter ratio is estimated
~	Annualized

Morgan Keegan regulatory proceedings

As previously disclosed, on April 7, 2010, the Securities and Exchange Commission, a joint state task force of securities regulators from Alabama, Kentucky, Mississippi and South Carolina and the Financial Industry Regulatory Authority announced that they were commencing administrative proceedings against Morgan Keegan, Morgan Asset Management and certain of their employees for violations of federal and state securities laws and NASD rules relating to certain funds previously administered by Morgan Keegan and Morgan Asset Management. Based on the current status of settlement negotiations, Regions believes that a loss on this matter is probable and reasonably estimable. Accordingly, at June 30, 2010, Morgan Keegan recorded a non-tax deductible $200 million charge representing the estimate of probable loss.

Strong core business performance, improving asset quality metrics

“We remain intensely focused on returning the company to sustainable profitability as our core business performance and risk profile incrementally continue to improve,” said Grayson Hall, president and chief executive officer. “The recently approved financial reform legislation includes many aspects that will prove to be beneficial to the industry but will require a substantial number of rules to be written. Our focus is on customers and adjusting our business models to serve them under the eventual new operating rules. We are committed to serving our customers’ financial needs with products and services that deliver value. Our challenge is to accomplish this while protecting the future of the company, ensuring balance in our business, closely managing critical risk exposures and maintaining strong capital and liquidity.”

Non-performing assets decline; risk profile continues to improve

For the first time in six quarters, the company’s non-performing assets, excluding loans held for sale, declined by $297 million or 7 percent linked quarter. Reflecting the continued improvement in non-performing assets and net charge-offs, the company’s provision for loan losses decreased to $651 million. At the same time, the allowance for loan losses as a percentage of loans increased 10 basis points linked quarter to 3.71 percent of loans. Net charge-offs declined from $700 million to $651 million or an annualized 2.99 percent of average loans, compared to the first quarter’s annualized 3.16 percent. The company’s loan loss allowance coverage of non-performing loans improved to 0.92x at June 30, 2010.

Low-cost deposits grow and net interest margin expands

Net interest income increased $25 million on a linked quarter basis and contributed to the increase in the net interest margin, which climbed another 10 basis points this quarter to 2.87 percent. The most significant catalysts to the increase in net interest income were improvements in deposit cost and mix, highlighted by the addition of $2.7 billion of average low-cost deposits, offset by the beneficial reduction of $2.7 billion of higher-cost certificates of deposit. This shift helped drive total deposit costs down 21 basis points to 0.79 percent. The company expects the net interest margin to continue improving gradually throughout the year. The main drivers of the improvement will be beneficial certificate of deposit repricing, a shift in the mix of total deposits to include more low-cost deposits, and continued reduction in deposit costs.

Increasing non-interest income

Second quarter non-interest income increased $22 million or 3 percent versus the first quarter, excluding the prior quarter’s gain on sale of securities and a gain related to leveraged lease terminations. Brokerage revenues were the main driver of growth, with an $18 million increase reflecting higher private client revenues and an increase in fixed income capital markets and investment banking activity.

Mortgage income declined $4 million linked quarter, primarily reflecting the impact of a reduced benefit from mortgage servicing rights hedging activities. However, origination volumes of $1.8 billion were strong compared to the prior quarter’s $1.4 billion, with a solid 59 percent representing new purchases in the second quarter, compared to 45 percent in the prior quarter and just 24 percent a year ago.

Higher non-interest income also reflects a 5 percent increase in service charges, primarily from higher interchange transaction activity. Policy changes associated with Regulation E began in the second quarter with minimal impact, but will be fully implemented during the third quarter and are expected to place downward pressure on service charge revenues in the future.

Declining non-interest expenses; higher performance and efficiency

Continuing a recent trend, non-interest expenses declined 4 percent linked quarter, after excluding the Morgan Keegan regulatory proceedings charge and first quarter’s loss on early extinguishment of debt and branch consolidation charges. A $15 million reduction in salaries and benefits cost, reflecting lower headcount and a seasonal payroll tax decline, drove the improvement.

The company continues to control discretionary expenses and improve its operating efficiency. However, certain headwinds, including higher FDIC premiums and credit-related costs, will continue to impact the bottom-line for the foreseeable future. The company expects certain of the credit-related costs to subside as the economy recovers. Given that much of these are tied to other real estate and loan workout costs, declines in non-performing assets serve as a leading indicator of an eventual decline in credit-related costs.

Low-cost deposits continue to grow

Average low-cost deposits grew for the sixth consecutive quarter, rising $2.7 billion on a linked quarter basis. This growth continues to reflect outstanding customer acquisition and retention, bolstered by service and satisfaction levels that are higher today than at any point in the company’s history. The company continues to execute its core business operations in a manner that attracts and retains customers. Year-to-date, the company has opened approximately 488,000 new business and consumer checking accounts and is on track to open approximately 1 million new accounts this year—matching or exceeding 2009’s record level.

Assisting customers; continued lending to businesses and consumers

Since inception of the company’s Customer Assistance Program, approximately 16,000 consumer real estate loans have been restructured totaling more than $2.3 billion while a total of 30,000 homeowners have received some type of assistance. In addition, Regions has remained an active lender in the current environment, having made new or renewed loan commitments totaling $15.2 billion during the second quarter of 2010, primarily driven by residential first mortgage production and lending to small businesses.

•	33,039 home loans and other lending to consumers totaling $2.4 billion

•	11,176 commitments totaling $1.9 billion to small businesses and $10.9 billion to other commercial customers

Despite these lending commitments, loans outstanding declined $2.2 billion or 3 percent versus the previous quarter, reflecting reduced demand from creditworthy borrowers. Also a factor was the company’s continued effort to reduce exposure to higher-risk investor real estate, which declined another $1.5 billion in the second quarter or $4.7 billion over the last 12 months.

As customers see more confidence in the sustainability of the economic recovery, Regions expects loan demand to increase at a measured pace. In anticipation of this, small business and middle-market loan officers are actively calling on existing customers, as well as potential new customers. The company remains confident in its ability to attract and retain customers with attractive lending products, particularly in small business. Success in acquiring new business clients is continuing this year as Regions has continued to strengthen its branch focus on small business.

Gulf oil spill

The company continues to closely monitor the situation in the Gulf coast area. From the beginning of the oil spill, the company has proactively reached out to its customers across the affected area to help them deal with the potential financial impact of the oil spill and to know the options they have for assistance, if needed. The company’s Customer Assistance Program, which helps distressed borrowers, was developed from its experience in dealing with Hurricane Katrina and the recession.

In assessing the potential financial impact to the company, Regions has performed a thorough review of the potentially impacted geographic area stretching from Lake Charles, Louisiana to just north of Tampa, Florida. Within that geographic range, Regions analyzed exposure to businesses that rely on tourism, fishing, boating and hospitality, for example. Based on preliminary stress testing, the company estimates potential future losses to be a maximum of $100 million in its adverse case. This loss estimate conservatively assumes no benefit from private insurance payments, government support or stimulus money that BP has committed, any of which would reduce potential losses. Historically, Regions has experienced strong resilience from the Gulf coast markets in responding to environmental and economic challenges.

Regulatory reform

With the Dodd-Frank Wall Street Reform and Consumer Protection Act becoming law, the legislation has provided some level of clarity regarding how the industry and Regions’ specific business will move forward. Additional rule writing is required under this legislation and will require substantial time before the business implications are completely defined. The company is diligently assessing the potential effects of the legislation to its specific business units and is attempting to forecast related earnings and capital impact. Regions is also analyzing steps that can be taken to mitigate any potential negative financial impact of the various reform measures. The company expects that while the legislation will require adjustments to its business strategies, these and other associated challenges are manageable over time.

Regions is committed to being part of the solution to restore the vitality of the economy. Operating by the principles of fairness, clarity and transparency, the company will continue focusing on customer needs and preferences.

Strong capital position

As of June 30, 2010, Tier 1 Capital stands at an estimated 12.0 percent, while the estimated Tier 1 Common ratio is 7.7 percent, compared to 11.7 percent and 7.1 percent, respectively, for the previous quarter (see non-GAAP discussion).

As to the capital implications of regulatory reform, trust preferred securities will be phased out as an allowable component of Tier 1 capital over a three year period beginning in 2012. This change does not significantly impact Regions since trust preferred securities totaled $846 million or approximately 86 basis points of its Tier 1 capital at June 30, 2010.

About Regions Financial Corporation

Regions Financial Corporation, with $135 billion in assets, is a member of the S&P 100 Index and one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,800 banking offices and 2,200 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-looking statements

This press release may include forward-looking statements which reflect Regions’ current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (“the Act”) provides a “safe harbor” for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, we, together with our subsidiaries, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

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The Dodd-Frank Wall Street Reform and Consumer Protection Act became law on July 21, 2010, and a number of legislative, regulatory and tax proposals remain pending. Additionally, the U.S. Treasury and federal banking regulators continue to implement, but are also beginning to wind down, a number of programs to address capital and liquidity in the banking system. All of the foregoing may have significant effects on Regions and the financial services industry, the exact nature of which cannot be determined at this time.

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The impact of compensation and other restrictions imposed under the Troubled Asset Relief Program (“TARP”) until Regions repays the outstanding preferred stock and warrant issued under the TARP, including restrictions on Regions’ ability to attract and retain talented executives and associates.

•	Possible additional loan losses, impairment of goodwill and other intangibles, and valuation allowances on deferred tax assets and the impact on earnings and capital.

•	Possible changes in interest rates may increase funding costs and reduce earning asset yields, thus reducing margins.

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Possible changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular, including any prolonging or worsening of the current unfavorable economic conditions, including unemployment levels.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

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Possible changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards, may have an adverse effect on business.

•	The current stresses in the financial and real estate markets, including possible continued deterioration in property values.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to achieve the earnings expectations related to businesses that have been acquired or that may be acquired in the future.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Regions’ ability to keep pace with technological changes.

•	Regions’ ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, and regulatory and compliance risk.

•	Regions’ ability to ensure adequate capitalization which is impacted by inherent uncertainties in forecasting credit losses.

•	The cost and other effects of material contingencies, including litigation contingencies and any adverse judicial, administrative or arbitral rulings or proceedings.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as floods, droughts and hurricanes, and the effects of the Gulf of Mexico oil spill.

•	Regions’ ability to maintain favorable ratings from rating agencies.

•	Potential dilution of holders of shares of Regions’ common stock resulting from the U.S. Treasury’s investment in TARP.

•	Possible changes in the speed of loan prepayments by Regions’ customers and loan origination or sales volumes.

•	The effects of problems encountered by larger or similar financial institutions that adversely affect Regions or the banking industry generally.

•	Regions’ ability to receive dividends from its subsidiaries.

•	The effects of the failure of any component of Regions’ business infrastructure which is provided by a third party.

•	The effects of any damage to Regions’ reputation resulting from developments related to any of the items identified above.

The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

See also Item 1A. “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Use of non-GAAP financial measures

Page two of this earnings release presents computation of earnings and certain other financial measures excluding regulatory charge (non-GAAP), tier 1 common risk-based ratio and tangible common equity. Page seven of the financial supplement shows additional ratios based on return on average assets, tangible common stockholders equity, as well as the Tier 1 common risk-based ratio. Tangible common stockholders’ equity ratios have become a focus of some investors, and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulatory bodies have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the Supervisory Capital Assessment Program, these regulators began supplementing their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not codified, analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity and/or the Tier 1 common equity measure. Because tangible common stockholders’ equity and Tier 1 common equity are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity and Tier 1 common equity, we believe that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.

Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a bank’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weighted category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Regions has policies and procedures in place to identify and address expenses that qualify for non-GAAP presentation, including authorization and system controls to ensure accurate period to period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes the regulatory charge does not represent the amount that effectively accrues directly to stockholders (i.e. the regulatory charge is a reduction in earnings and stockholders’ equity).

See pages 27 and 28 of the supplement to this earnings release for 1) computation of GAAP net income (loss) available to common shareholders, earnings (loss) per common share and return on average assets to non-GAAP financial measures, 2) a reconciliation of average and ending stockholders’ equity (GAAP) to average and ending tangible common stockholders’ equity (non-GAAP), and 3) a reconciliation of stockholders’ equity (GAAP) to Tier 1 capital (regulatory) and to Tier 1 common equity (non-GAAP).

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